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            ACQUISITION CONSULTING AND INVESTOR RELATIONS AGREEMENT


         THIS ACQUISITION CONSULTING AND INVESTOR RELATIONS AGREEMENT (the "Agreement") is entered into as of the 14th day of April, 1995 (the "Effective Date") by and between SUNRISE PRESCHOOLS, INC., a Delaware corporation ("Sunrise"), and MILLER CAPITAL CORPORATION, an Arizona corporation d/b/a The Miller Group ("TMG").

         In consideration of the mutual premises, covenants and undertakings set forth herein, the parties hereby agree as follows:

I.       RESPONSIBILITIES OF TMG.

         1.1 Subject to the terms and conditions hereof, Sunrise hereby retains TMG to provide investor relations and acquisitions consulting services to Sunrise and TMG agrees to provide such services to Sunrise. The services to be provided to Sunrise by TMG shall consist of the following: (i) assisting Sunrise with the identification of acquisition candidates and with negotiating and structuring acquisitions all in accordance with Sunrise's expansion plans as may be in effect from time to time (the "Acquisition Consulting Services") and (ii) preparing and disseminating financial information and annual and interim reports to Sunrise's stockholders and the financial community, consulting with management of Sunrise on issues relating to the financial community, preparing, reviewing and disseminating press releases and assisting Sunrise in all necessary or appropriate ways with regard to its communications with its stockholders (the "Investor Relations Services").

         1.2 Information to be released by TMG will be disseminated to general, financial and trade media, the investment banking community, banks and statistical organizations, all as recommended by TMG and approved by Sunrise. All information to be disseminated through TMG will be based upon material furnished by Sunrise and will be released only after receipt by TMG of final approval from Sunrise.

         1.3 Sunrise recognizes that TMG may have, either at the present time or in the future, obligations imposed upon it by the Federal securities laws to independently verify certain of the information contained in releases being made through TMG. Accordingly, Sunrise agrees that TMG shall have the right to make such reasonable inquiries as TMG shall deem necessary or appropriate of officers and employees of Sunrise and Sunrise's legal counsel and auditors with respect to information to be released by TMG. Sunrise recognizes that the accuracy and completeness of all information contained in releases ultimately rests with Sunrise. Accordingly, Sunrise agrees to indemnify and hold harmless TMG from and against any loss or expense arising out of a claim that any information released by TMG is inaccurate or incomplete, provided that the release of such information received the prior approval of Sunrise.

                                 EXHIBIT 10.41

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         1.4     Sunrise acknowledges and understands that TMG, in order to perform its services effectively under this Agreement, and to satisfy such obligations as may be imposed upon it by the Federal securities laws, requires the prompt receipt of all material information with respect to Sunrise, its operations and prospects. Accordingly, Sunrise agrees to furnish promptly to TMG copies of all publicly available reports and filings made with the Securities and Exchange Commission (the "SEC"), all communications with stockholders (in the stockholders' capacity as a stockholder) and all reports received from Sunrise's auditors that have significance to the scope of TMG's services hereunder; provided, however, Sunrise shall have no obligation to provide TMG with any information that Sunrise deems confidential. Sunrise recognizes the necessity of promptly notifying TMG of all material developments concerning Sunrise, its business and prospects and to supply TMG with sufficient information necessary for TMG to make a determination as to its compliance with its own procedures as well as any legal requirements. TMG agrees that it shall keep confidential all information received from Sunrise until such time that TMG is authorized to release such information.

II.      COMPENSATION TO TMG.

         2.1 Unless this Agreement is terminated pursuant to Section 6, Sunrise shall pay to TMG the following compensation:

                 (a) As compensation for the Acquisition Consulting Services, Sunrise shall pay to TMG a consulting fee of $15,000 per school for each of the schools acquired during the Acquisition Consulting Services portion of the term of this Agreement. The fee set forth in this Section 2.1(a) shall be paid to TMG as follows: (i) $50,000 in the form of a non-refundable retainer, which shall be applied at a rate of $10,000 per school to the first five schools acquired by Sunrise during the Acquisition Consulting Services portion of the term of this Agreement; (ii) an additional $5,000 upon the closing of each of the first five school acquisitions during the Acquisition Consulting Services portion of the term of this Agreement; and (iii) $15,000 per school for each additional school acquired by Sunrise during the Acquisition Consulting Services portion of the term of this Agreement.

                 (b) As compensation for the Investor Relations Services, Sunrise shall pay to TMG a fee of (i) $3,000 per month from the Effective Date of this Agreement through December 31, 1995 and (ii) $5,700 per month from January 1, 1996 until the expiration of the term of this Agreement pursuant to Section 6.1. As additional compensation for Investor Relations Services, Sunrise hereby grants to TMG (or its assigns acceptable to Sunrise) a warrant (the "Warrant") to purchase 145,000 shares of Sunrise's common stock at a price of $1.21875 per share, which was the closing price of Sunrise's common stock on April 13, 1995. The number of shares subject to the Warrant shall be adjusted in the event of (i) a subdivision or combination of Sunrise's outstanding common stock or (ii) any distributions by Sunrise of a stock dividend to the holders of Sunrise's common stock. The Warrant shall be in a form mutually acceptable to the parties.


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III.     EXPENSE REIMBURSEMENT

         Sunrise agrees to reimburse TMG all amounts due and owing TMG under the terms of this Agreement, no later than fifteen (15) days after receiving an invoice for all customary and reasonable out-of-pocket expenses including but not limited to, the cost of telephone calls, travel, facsimile transmissions, translation, interpretation, paper duplication, postage and delivery services, or fees of counsel incurred in connection with the performance by TMG of its duties in accordance with the terms of this Agreement. TMG shall also provide Sunrise with copies of all receipts relating to expenses to be reimbursed by Sunrise. All travel, counsel or third party consultant fees, and other significant expenses over $250 dollars, must be approved by Sunrise in advance. If TMG must file a lawsuit to collect any outstanding fees, out-of-pocket expenses, or other expenses due from Sunrise, and is successful, Sunrise agrees to pay reasonable costs and attorneys fees for such action.

IV.      EXCLUSIVITY

         During the term of this Agreement, Sunrise will not engage any other person or entity to serve as its investor relations agent without the prior written consent of TMG.

V.       ASSIGNMENT AND TRANSFER OF OBLIGATIONS

         In the event that Sunrise transfers or otherwise conveys all or substantially all of its assets (including without limitation the assets of its subsidiaries) or grants the authority to operate its business(es) or affiliated business(es) to a new entity, whether a corporation, partnership, or natural person ("New Entity") all of Sunrise's obligations under this Agreement will be binding upon such New Entity and Sunrise will not enter into or create an agreement, undertaking or legal obligation with a New Entity without requiring such New Entity to accept and satisfy Sunrise's obligations under this Agreement. Notwithstanding anything to the contrary contained in this Article V, this Article V shall not be applicable and will be of no force or effect if compliance with this Article V would result in the violation of any law or statute, the breach of any Agreement to which Sunrise or its affiliates is a party, or the inability of Sunrise to operate in accordance with its usual and customary practices; including but not limited to (i) all forms of public or private grants or similar fundings which Sunrise currently receives or may receive in the future, and (ii) any transaction or funding arising out of or related to Sunrise's relationship with Preschool Services, Inc.

VI.      TERMINATION

         6.1 Unless extended by a writing signed by both parties, this Agreement shall terminate on December 31, 1996; provided, however, that Sunrise may terminate the Acquisition Consulting Services portion of this Agreement immediately upon written notice to TMG in which case TMG shall have no further obligation to perform Acquisition Consulting Services for Sunrise and Sunrise shall have no obligation to pay TMG the fees specified in Section 2.1(a)(ii) and (iii) with respect to any schools acquired thereafter. TMG shall be paid by Sunrise all fees


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earned through the date of termination together with reimbursement of all expenses due. All such fees and reimbursements due TMG shall be paid on or before the date of termination.

         6.2 Sunrise shall have the right to terminate this Agreement at any time, upon ten (10) days written notice, "for cause." During the ten (10) day period following such notice, TMG shall have the opportunity to correct, if possible and to Sunrise's reasonable satisfaction, all of the issues raised in the termination notice. "For cause" shall mean (i) TMG's breach of this Agreement, which TMG fails to cure within ten days of the receipt of the termination notice describing such breach, (ii) fraud, (iii) conviction of criminal acts, or (iv) behavior by TMG or its employees that is materially injurious to Sunrise's business; provided, however, that actions by TMG occurring prior to the date of this Agreement shall not give rise to termination for cause. Upon termination pursuant to this Section 6.2, this Agreement shall be of no further force or effect.

         6.3 No amounts paid by Sunrise to TMG hereunder shall be subject to reimbursement in the event of termination of this Agreement.

VII.     INDEMNIFICATION

         7.1 In connection with the terms and agreements set forth herein, Sunrise agrees to indemnify and hold harmless TMG, its officers, directors, employees, agents and legal counsel (collectively, the "TMG Parties"), against any and all losses, claims, damages, liabilities or costs (and any reasonable legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the costs of investigation, preparing or defending any action or claim, directly or indirectly, caused by, relating to, based upon or arising out of this Agreement; provided, however, such indemnification shall not apply to any such loss, claim, damage, liability or cost to the extent it is found to have resulted from the gross negligence or wilful misconduct of a TMG Party. Sunrise also agrees that the TMG Parties shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to Sunrise for or in connection with the engagement of TMG, except for any such liability for losses, claims, damages, liabilities, costs that are found to have resulted from a TMG Party's gross negligence or wilful misconduct.

         7.2 TMG agrees to indemnify Sunrise and hold harmless Sunrise, its officers, directors, employees, agents and legal counsel (collectively, the "Sunrise Parties") against any and all liabilities, expenses, costs and damages (including the cost of defense) alleged against or incurred by any Sunrise Party in connection with this Agreement to the extent that such liability, expense, cost, or damage was incurred or is alleged to have been incurred in whole or in part, directly or indirectly, due to any action or omission to act by TMG, which action or omission is determined to be the result of TMG's gross negligence or wilful misconduct.

         7.3 If any action, proceeding, or investigation is commenced or claim is made as to which either a TMG Party or a Sunrise Party proposes to demand indemnification, the party claiming indemnification (the "Indemnified Party") will notify the party against whom


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indemnification is claimed (the "Indemnifying Party") with reasonable promptness. The Indemnifying Party reserves the right to assume the defense of the Indemnified Party with counsel of its choosing, which counsel shall be reasonably acceptable to the Indemnified Party. The Indemnifying Party will not be liable for any settlement of any claim against any Indemnified Party made without the Indemnifying Party's written consent.

VIII.    NOTICES.

         8.1 All notices and other written communications required to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered to the addressee in person or mailed by registered or certified mail, return receipt requested, to the following addresses:

                 If to TMG:            Mr. Rudy R. Miller
                                       Chairman, President and CEO
                                       The Miller Group
                                       4909 East McDowell Road
                                       Phoenix, Arizona 85008

                 If to Sunrise:        Mr. James R. Evans
                                       President
                                       Sunrise Preschools, Inc.
                                       9128 Ease San Salvador Drive, Suite 200
                                       Scottsdale, Arizona  85258

Either party may change the address at which notice is to be given by notifying the other party in writing. Notices shall be deemed delivered upon delivery, if personally delivered, or, if mailed, three (3) days after deposit in the United States mail.

IX.      APPLICABLE LAW.

         This Agreement shall be governed in all respects by the laws of the State of Arizona as such laws are applied to agreements between Arizona residents entered into and to be performed entirely within Arizona.

X.       MISCELLANEOUS.

         10.1 Assignment. TMG shall not assign this Agreement to a third party without the prior written consent of a duly authorized representative of Sunrise, which consent shall not be unreasonably withheld.

         10.2 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof and this Agreement


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supersedes, merges and renders void every other prior written and/or oral understanding or Agreement relating to the subject hereof among or between the parties hereto.

         10.3 Amendment. This Agreement shall not be altered or amended except by a written Agreement signed by the parties hereto.

         10.4 Severability. In the event any term or provision of this Agreement is declared to be invalid or illegal for any reason, this Agreement shall remain in full force and effect and the same shall be interpreted as though such invalid and illegal provision were not a part hereof. The remaining provisions shall be construed to preserve the intent and purpose of this Agreement and the parties shall negotiate in good faith to modify the provisions held to be invalid or illegal to preserve each party's anticipated benefits thereunder.

         10.5 Titles and Subtitles. The titles of articles and sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         10.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any breach or default under this Agreement, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy or any waiver of any single breach or default be deemed a waiver of any other right, power or remedy or breach or default theretofore or thereafter occurring.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                            SUNRISE PRESCHOOLS, INC.


                                            By  /s/ James R. Evans
                                                --------------------------------
                                                    James R. Evans,
                                                   Chairman & President

                                            MILLER CAPITAL CORPORATION


                                            By  /s/ Rudy R. Miller
                                                --------------------------------
                                                    Rudy R. Miller
                                                    Chairman, President & CEO


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